Exhibit 10.7

FORM OF TRANSPORTATION AGREEMENT

This Transportation Agreement (the “Agreement”) is made and entered into this                                   , 2012 between Susser Petroleum Operating Company LLC (hereinafter called the “Marketer”), with offices at 555 East Airtex Drive, Houston, Texas 77073, and Susser Petroleum Company LLC, with offices at 555 East Airtex Drive, Houston, Texas 77073 (hereinafter called “SPC”).  Marketer and SPC are collectively referred to herein as the “Parties” and each, individually, a “Party.”

WITNESSETH:

WHEREAS, Marketer is in the business of selling and distributing motor fuel products, including gasoline additives and oxygenates (collectively, the “Product(s)”); and

WHEREAS, Marketer desires GoPetro Transport LLC, a wholly-owned subsidiary of SPC (“GoPetro”) and such other third party motor fuel carriers (together with Go Petro, collectively the “Carriers” and each individually, a “Carrier”) to transport and deliver Products of Marketer to the customers of Marketer (the “Services”); and

WHEREAS, Marketer and SPC desire to enter into an agreement whereby SPC will procure the Services with Carriers in accordance with the terms and subject to the conditions of this Agreement; and

WHEREAS, SPC has entered into, and from time to time will enter into, contracts with Carriers (each a “Carrier Contract”) to transport and deliver loads of Products on behalf of Marketer and other affiliate companies; and

NOW THEREFORE, in consideration of the mutual promises herein contained and of good and valuable consideration, the receipt and sufficiency of which Marketer and SPC hereby acknowledge, the parties hereto respectively agree as follows:

1. Term. The term of this Agreement shall be for a period of ten (10) years, commencing on the Effective Date (defined below), (the “Term”), and shall renew on an annual basis thereafter unless terminated with one hundred eighty (180) days’ prior notice by the other Party.

2.  Scope of Services.    SPC agrees to contract with Carrier as Marketer’s agent to provide Services and SPC will engage Carrier to deliver to Marketer’s customers Product made available to Marketer from the Product terminal(s) (“Terminal(s)”).  Marketer agrees to pay SPC for the Services in accordance with the provisions set forth in Paragraph 5 herein.  SPC agrees to pay the Carriers in accordance with the applicable Carrier Contract.  SPC will not act as a broker for any Carrier.

3.  SPC will ensure that each Carrier Contract provides that title to Products shall remain with Marketer from the time of each Carrier’s acceptance of said Products at the Terminal until delivery to the customer(s), at which time title shall pass to the customer(s).  Each Carrier shall, at no time, take title to said Products.  SPC will also use commercially reasonable efforts to enter into Carrier Contracts that include the following provisions (“Marketer’s Performance Standards”):

(a)           Each Carrier shall (i) agree to receive and schedule fuel orders from Marketer’s customers according to Marketer’s instructions, to promptly answer inquiries from Marketer’s customers regarding fuel orders in a professional manner, and to follow Marketer’s delivery procedures which may be modified by Marketer from time to time.  Carrier agrees to use Marketer’s fuel logistics system and follow Marketer’s procedures for documentation of all shipments and operation of the system as required by Marketer; (ii) comply with all record keeping requirements of Marketer or otherwise imposed by applicable law relating to the Services; (iii) comply with all applicable federal, state and local laws, statutes and regulations applicable to Carrier’s provision of the Services and (iv) each Carrier, at its sole cost and expense, shall procure and maintain all licenses and permits required for provision of the Services and shall comply with all applicable law and regulations pertaining thereto.

(b)           Each Carrier shall furnish a sufficient number of operational vehicles and accessorial equipment, adequately manned and maintained by it, necessary for the prompt transportation of Marketer’s freight and its delivery without undue delay in a safe, complete and efficient manner in performance of its transportation obligations under the applicable Carrier Contract.  The vehicles and accessorial equipment shall be maintained and operated so as to prevent damage or contamination of transported Product(s) or other property.  Provided, however, that should Marketer’s volume experience temporary increases beyond that contemplated under the applicable Carrier Contract, each Carrier shall be required to provide additional equipment in reasonable quantities, under the circumstances presented at the current rates unless approved in advance by Marketer.

(c)           Each Carrier, at its sole cost and expense, shall employ for its Services hereunder only competent, able and legally licensed personnel.  Each Carrier, at its sole cost and expense, shall procure and maintain all licenses and permits required for the transportation and related services hereunder and shall comply with all applicable law and regulations pertaining thereto.

(d)           Each Carrier will make deliveries for Marketer at times requested or give Marketer prior notice of any modification of that time and the reasons for its anticipated inability to make delivery as requested or at the times designated, which modification must be approved by Marketer, but, subject to the provisions of Paragraph 3(d) above, such approval of the modification shall in no way relieve Carrier of liability, if any.

(e)           Each Carrier shall perform the Services in a safe, prompt and efficient manner so as to minimize Product shortages; and, if Marketer provides at least eighteen (18) hours notification of the order, Carrier shall ensure that delivery is made within the delivery window specified by Marketer.

(f)            Each Carrier shall permit Marketer to inspect the contents of Carrier’s transport vehicles, including periodic sampling and testing of the Products prior to any such Product being delivered to any of the customers.

(g)           Each Carrier shall notify Marketer immediately of any sampling done or any inquiries made by employees, agents, or representatives by any governmental authority or other party relating to any Products.

(h)           Each Carrier shall immediately stop the delivery of any Product when Carrier either suspects or becomes aware that such Product has been contaminated, adulterated, or otherwise fails to conform to the requirements of any and all laws.  Each Carrier shall immediately contact Marketer upon such occurrence for proper handling procedures and shall not resume delivery without specific authorization from Marketer.

(i)            Each Carrier shall perform (subject to reasonable advance notification by Marketer of its transportation and other transportation-related requirements) the Services in accordance with the requirements of SPC and Marketer as such requirements may be amended from time to time.  Furthermore, each Carrier, its employees, agents, representatives and contractors shall comply with all access, use and other requirements of any such third party relating to Terminals including loading and unloading.

(j)            Prior to unloading any shipment of Product, each Carrier shall ensure that Carrier’s driver conducts appropriate tank measurements to determine if the tank has the capacity to receive the load of Product, and record the level of Product and water in inches on the delivery receipt.  If water is present in an amount greater than the amount specified in the Carrier delivery procedures prescribed by Marketer, as such procedures shall be amended from time to time, the delivery shall not be made.  Upon completion of a delivery, each Carrier shall ensure that Carrier’s driver records the level of Product and water in each tank in inches on the delivery receipt.

4.  Carrier Contracts.    SPC shall take all commercially reasonable efforts to ensure that (i) each Carrier maintains insurance policies conforming to Marketer’s requirements with policy endorsements naming Marketer as an additional insured on such policies (and SPC shall make certificates of insurance evidencing such policies and endorsement available to Marketer upon request), (ii) the Carrier Contracts contain (or, within 60 days following the execution of this Agreement, are amended to contain) customary indemnification provisions through which Marketer may seek defense and indemnification against claims arising from any Carrier’s negligence or violation of law, unless otherwise prohibited by law, (iii) the Carrier

Contracts are negotiated and renewed with Carriers at favorable rates and (iv) any prolonged or frequent Carrier performance failures are corrected or, if not corrected, that such Carriers are no longer utilized.

5.  Fees.  Marketer shall pay SPC for the transportation and delivery of Marketer’s motor fuel products herein on a per load basis at freight rates equal to the freight rates in effect by SPC to its third party customers immediately prior to execution of this Agreement and any ancillary and miscellaneous charges agreed to in the Carrier Contracts. Freight rates and ancillary and miscellaneous charges shall be increased or decreased on a monthly basis based on SPC’s out of pocket cost (including any fuel surcharge) of providing transportation services as mutually agreed, and in a manner consistent with SPC’s past practice for setting freight rates to third party customers.

Marketer shall make payment to SPC in accordance with established practices agreed upon between the parties. The inadvertent failure in one or more instances to make payment in accordance therewith shall not be deemed to be a breach of this Agreement; nor shall any such failure result in any charges hereunder, however derived or determined, higher than the charges that would be applicable in the absence of such failure.

6.   Force Majeure.  It is mutually agreed that if due to governmental rulings, regulations or restrictions, or on account of war, acts of terrorism or sabotage, riots, strikes, fires, floods, or acts of God, or other causes beyond the control of the party invoking this force majeure provision, Marketer does not require the transportation provided for herein or if SPC is unable to find Carriers capable of furnishing Marketer’s required transportation needs, or the equivalent thereof, in accordance with this Agreement, either party may suspend this Agreement by giving prompt written notice of its desire to do so to the other party.  Once the force majeure conditions resulting in the suspension of this Agreement have returned to normal, this Agreement shall be reinstated.

7.  Termination. (a)  In the event SPC is unable or unwilling to contract a sufficient number of Carriers to deliver Marketer’s requested fuel loads or maintain competitive freight rates, SPC shall be in default of this Agreement.   Marketer shall give SPC written notice of any such default and SPC shall have thirty (30) days to cure the default.  If SPC does not cure the default to Marketer’s reasonable satisfaction, Marketer shall have the right to terminate this Agreement upon thirty (30) days written notice.

(b) In the event either Party believes that any Carrier is not performing in accordance with Marketer’s Performance Standards, it shall give notice and a brief description of such non-compliance to the other Party, and SPC shall give notice of the same to the applicable Carrier.  If the applicable Carrier is unable or unwilling to cure the non-compliance to Marketer’s reasonable satisfaction, upon written notice to SPC, Marketer shall have the right to request that SPC terminate its Carrier Contract with such Carrier and SPC shall procure the required Services from other Carriers as needed.

(c)  If a petition in bankruptcy should be filed by SPC, or if SPC should be adjudicated as bankrupt, or if SPC should make a general assignment for the benefit of creditors, or if a receiver should be appointed on account of the insolvency of SPC, or if SPC should fail to make prompt payment for materials or labor within five (5) days’ notice of such, Marketer may, without prejudice to any other right or remedy, terminate this Agreement immediately upon notice.  In such event, SPC shall in no way be relieved of any liability resulting from its breach of any provisions hereunder.

8.  Assignment.  Neither party to this Agreement shall assign its rights or obligations hereunder without the written consent of the other, which consent shall not be unreasonably withheld.

9.  Notices.  All written notices required or permitted to be given by this Agreement shall be deemed to be duly given if delivered personally or sent by certified or overnight mail to the address set forth above or to such other address as may be furnished by either party to the other in writing in accordance with the provisions of this paragraph.  The date of mailing shall be deemed the date of giving such notice, except for notice of change of address, which must be received to be effective.

10.  Entire Agreement.  This Agreement represents the entire understanding between SPC and Marketer with respect to the subject matter hereof.  Any previous agreements and understandings are expressly superseded hereby and merged herein.  There are no other representations or promises not expressly set forth in writing in this Agreement. Any changes, amendments, or modifications to this Agreement shall be in writing.

11.  Waiver.  No waiver by either party of any breach of the terms and conditions contained herein to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other term or condition.

12.  Freight Loss or Damages.   If any shipment hereunder or any part thereof is lost, damaged or destroyed, upon receipt of written notice from Marketer delivered to SPC, SPC shall use commercially reasonable efforts to cause Carrier shall pay to Marketer the cost of the goods lost, damaged or destroyed in accordance with the applicable Carrier Contract.  In addition, in the event Marketer makes a claim against Carrier or is made party to any claim by Carrier or any third party claim or is otherwise damaged as a result of any act or omission of any Carrier, SPC shall offer reasonable assistance to Marketer in pursuing or defending any such claims.   Notwithstanding the foregoing, SPC shall not be liable in any respect, and shall have no obligation to indemnify or defend, where such losses, claims or demands are caused, in whole or in part, by (i) the terminal operator or owner, or any customer, employee, agent, licensee, or invitee of the terminal operator or terminal owner; (ii) Marketer, or any customer, employee, agent, licensee, invitee of Marketer, or other third party, or (iii) Carrier, including GoPetro, or any customer, employee, agent, licensee, or invitee of Carrier, or other third party, provided that with respect to (iii) Marketer was an additional insured party under Carrier’s insurance policies maintained in accordance with Section 4 and an indemnified party under SPC’s agreement with such Carrier at the time any such losses, claim(s) or costs arose.

13.  Attorney Fees and Damages.  In the event that the SPC or Marketer shall obtain a judgment against such other party for breach of this Agreement, such other party shall pay all reasonable attorney fees and costs incurred by the non-breaching party in obtaining such judgment.  No claim shall be made under this Agreement for special, punitive, or consequential damages.

14.  Choice of Law Provision.  This Agreement shall be interpreted in accordance with the laws of the State of Texas.

This Agreement shall be effective as of                                           , 201     (the “Effective Date”).

Susser Petroleum Company LLC	Susser Petroleum Operating Company LLC

By:	By:

Print Name:	Print Name:

Title:	Title: